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                                                                    EXHIBIT 10.4

                                                                  EXECUTION COPY

                          PETROLEUM FEEDSTOCK AGREEMENT

            This PETROLEUM FEEDSTOCK AGREEMENT (this "Agreement"), dated as of October 31, 1997, by and between BHP Petroleum Americas Refining Inc., a Hawaii corporation ("BHP Refining"), and Citizens Utilities Company, a Delaware corporation ("Citizens").

                                    RECITALS

      A. BHP Hawaii Inc., a Hawaii corporation, and Citizens have entered into a Stock Sale Agreement, dated as of January 9, 1997, as amended (the "Acquisition Agreement"), providing for the sale by BHP Hawaii Inc., the parent of BHP Refining, to Citizens of all of the outstanding capital stock of Gasco, Inc., a Hawaii corporation.

      B. BHP Refining wishes to supply petroleum feedstock to the synthetic natural gas plant operated by Citizens (the "SNG Plant") from the petroleum refinery owned and operated by BHP Refining (the "Refinery"), and Citizens wishes to obtain a long term supply of petroleum feedstock for the SNG Plant from the Refinery, effective upon the Closing Date and on the terms and subject to the conditions set forth herein.

      C. BHP Refining and Citizens wish to make arrangements for the supply of certain other materials and services between the SNG Plant and the Refinery after the Closing Date.

                                    AGREEMENT

           In consideration of the premises and the respective covenants and obligations set forth herein the parties agree as follows:

            1. Term. The term of this Agreement shall commence on October 31, 1997 (the "Closing Date") and terminate on the date which is ten (10) years after the Closing Date, and shall automatically be extended for one (1) ten-year term unless cancelled by either party by giving written notice to the other of such cancellation not less than ninety (90) days prior to the end of the initial term.

            2. Feedstock Quality. BHP Refining shall provide Naphtha, SNG Feed, and Enrichment LPG to Citizens exclusively for Citizens' production of synthetic natural gas at the SNG Plant, (collectively, the "Feedstock"), with the specifications set forth on Exhibit A attached hereto and incorporated herein by this reference (individually and collectively, the "Specifications").

            3. Feedstock Price. The price per therm of Feedstock shall be calculated pursuant to the formula set forth in Exhibit B attached hereto and incorporated herein by this reference (the "Feedstock Pricing Formula"); PROVIDED, THAT: (i) on each anniversary of the Closing Date and at any time that, pursuant to the formula on Exhibit B, the average crude

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index factor for the previous two months minus $12.12 is greater than $5/bbl or less than $5/bbl, the parties shall review and revise the Feedstock Pricing Formula as may be mutually agreed, and (ii) the Feedstock Pricing Formula shall be amended to include any increase in compliance costs or expenses incurred by the Refinery as a result of new legal or regulatory requirements imposed on, or affecting, the production, transport, delivery or sale of the Feedstock, or the source material(s) thereof. Upon request, BHP Refining shall provide documentation to support the price per therm calculations used for invoicing.

      4.    BTU/Quality/Quality/Measurement.

            (a)   SNG Feed and Enrichment LPG

                  (1) BTU/Quality. Citizens shall take duplicate samples of the SNG Feed and Enrichment LPG three (3) times each week from the SNG Plant's feed lines. Citizens and BHP Refining shall mutually agree to the sampling procedures and times at which such samplings shall occur. BHP Refining shall have the right to have a representative present at each sampling event. After the duplicate samples are taken, one set of such samples will be immediately transferred to BHP Refining for analysis using standard BHP Refining test methods for BTU content and product specifications. BHP Refining will use these results to calculate the BTU content for billing purposes. BHP Refining will retain the analytic results for a three (3) month period and will make such results available for Citizens' review upon request during that period. If over a one
(1) month billing period, the average of Citizens' analytic results for BTU content of either the SNG Feed or Enrichment LPG samples vary by greater then 3% from the average of BHP Refining's analytic results, then, upon written notice from Citizens, the parties shall review all pertinent data and information relating to the BTU measurements and shall negotiate in good faith and make appropriate adjustments, if necessary, for the SNG Feed and/or Enrichment LPG delivered during the one (1) month billing period.

                  (2) Quantity. All measurements of SNG Feed and Enrichment LPG delivered shall be made by BHP Refining meters.

            (b) Naphtha.

                  (1) BTU/Quality. BHP Refining will take a composite sample from the Naphtha tank used to provide Citizens with its Naphtha requirements each time Naphtha is batch loaded into the tank. Each composite sample will be analyzed, using standard BHP Refining test methods, for BTU content and product specifications, with the exception of total chlorides and metals (i.e., lead, arsenic, iron and vanadium). The latter shall be analyzed once each calendar quarter. The C/H ratio specification shall be mathematically calculated using the product specification results for each composite sample. BHP Refining will retain the analytic results for a three (3) month period and will make such results available for Citizens' review upon request during that period. At Citizens' request, a duplicate sample will be taken and made available to Citizens.

                  (2) Quantity. All measurements of Naphtha delivered shall be made by BHP Refining meters.

            (c) Volume Corrections/Materially Off-Specification Feedstock. The net volume of Feedstock delivered shall be determined by adjusting the volume measurement obtained from meters to 60 degrees Fahrenheit, in accordance with Standard Abridged Volume Correction Table for Petroleum Oils ASTM-1P, and the latest revision thereof after deducting the amount consumed by Citizens' interruptible customers pursuant to the Interruptible Supply Agreement (Schedule 91/92) between BHP Refining and Citizens dated the date hereof. As soon as either party becomes aware that the Feedstock is materially off-specification such that

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significant costs are likely to be incurred that would not otherwise have been required had such Feedstock conformed with the Product Specifications provided for herein, then that party shall immediately notify the other of the situation and take all necessary steps to mitigate any resulting costs or damages. Upon receipt of notice, the parties shall review all pertinent data and information relating to such nonconformance and shall, in good faith, negotiate any appropriate adjustments, if necessary. Notwithstanding the foregoing, neither party shall be liable to the other for any indirect or consequential damages.

            (d) Meter Calibrations. Citizens shall be kept advised of any repairs, calibrations or adjustments of BHP Refining' s meter equipment. Meters shall be calibrated at least annually. Citizens may witness such meter calibrations, and BHP Refining shall provide three (3) days notice of meter calibrations. Meter readings shall be done by employees or agents of BHP Refining. All records and readings pertaining to the meters shall remain the property of BHP Refining and shall be kept on file by BHP Refining for a period of one (1) year. Upon request of Citizens, BHP Refining shall make available to Citizens during normal business hours, copies of such reports and readings, together with a record of repairs, calibrations or adjustments made, and calculations thereof, for Citizens' inspection and verification, subject to return within twenty (20) days.

            (e) Meter Accuracy. Citizens at any time shall have the right to challenge the accuracy of said meter and when challenged, the meter shall be tested promptly for sufficiency and accuracy by a procedure acceptable to both Citizens and BHP Refining. If the meter is found on any such test to be inaccurate more than plus or minus one and one-half (1 1/2%) percent, then the quantities indicated in all invoices for Feedstock delivered since the date of the test shall be adjusted by one-half of the determined inaccuracy. The meter factor determined by such test shall remain in effect until the time of BHP Refining's next meter calibration.

      5. Delivery. The Feedstock shall be delivered via pipeline from BHP Refining's Barbers Point Refinery into the SNG Plant. BHP Refining will use reasonable commercial efforts to supply the Feedstock in ratable quantities or, with the mutual agreement of both parties, in a manner as shall be requested by Citizens.

      6. Feedstock Quantity. Citizens shall have the right of first refusal with respect to produced volumes of SNG Feed and Naphtha, and Enrichment LPG in the following amounts:

            (i) up to 2,700,000 therms per month in the form of SNG Feed, Naphtha or a combination of the two, at the discretion of BHP Refining; PROVIDED HOWEVER, that approximately 300,000 therms per month of such 2,700,000 therms shall be provided in the form of Naphtha on a ratable basis, through existing piping for SNG Plant fuel, and

            (ii) up to 600,000 therms per month in the form of Enrichment LPG.

      7. Quantity Commitment and Alternative Supply. Except as provided in
Section 12(a), Citizens shall purchase all of its SNG Feed from BHP Refining, to the extent it is available; PROVIDED THAT, if Citizens receives a bona fide offer from an unrelated third party then willing and logistically able to sell feedstock which is substantially the same as the Feedstock at a lower price in the same quantities on an as-delivered basis for a period not less than the remaining term of this Agreement and commencing within thirty (30) days of the date of such bona fide offer, Citizens shall provide to BHP Refining evidence satisfactory to BHP Refining of such offer and price, and BHP Refining shall have thirty (30) days after receipt of such notice to elect to meet such lower price. If BHP Refining elects to meet such price, Citizens

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shall purchase its feedstock from BHP Refining. If BHP Refining elects not to meet such price, this Agreement shall terminate.

          8. Emergency and Other Special Services.

            (a) Use of Refinery Flare System. During the period this Agreement is in effect. Citizens shall have the right to share use of the flare system owned by BHP Refining and located on Refinery property, subject to the following conditions:

                  (i) Citizens shall provide two (2) days' prior written notice of any planned use of the flare, except for emergency use under upset conditions, in which case notice must be given as soon as possible;

                  (ii) BHP Refining shall make commercially reasonable efforts to accommodate Citizens, planned or upset use of the flare, but in the event of conflicting needs to use the flare, BHP Refining's needs will have priority;

                  (iii) BHP Refining maintains the flare system for its own use. Citizens acknowledges and agrees that the flare is being provided in an "as is" condition and that BHP Refining does not warrant the condition or maintenance of the flare system for Citizens' use;

                  (iv) BHP Refining shall provide Citizens with one (1) year notice of any plan to abandon said flare system without replacement, and, provided that the parties can reach agreement on mutually acceptable terms, Citizens shall have the right to acquire said flare on terms to be negotiated at that time.

                  (v) Citizens' entry onto BHP Refining's premises and the use of the flare is at Citizens' risk and BHP Refining shall not be liable to Citizens, its employees, contractors or agents for personal injury, property damage, costs, losses or liabilities arising from such entry or use, except to the extent caused by BHP Refining's gross negligence or intentional misconduct, and Citizens will indemnify BHP Refining for any such injury, damage, costs, losses or liabilities to Citizens or its employees, contractors or agents: and

                  (vi) Citizens will defend, indemnify and hold harmless BHP Refining for any environmental liabilities, costs, claims, or penalties attributable to Citizens' use of the flare. BHP Refining shall maintain required air permits, if any, related to the operation of the flare.

            (b) Use of Radio Repeater. During the period this Agreement is in effect and while BHP Refining continues to operate the radio repeater equipment, Citizens shall have the right to use the BHP Refining radio repeater for communications purposes; PROVIDED THAT, Citizens shall only use radios with a single crystal which are tuned to a frequency different than the frequency used by BHP Refining. BHP Refining shall maintain required licenses and permits, if any, related to the operation of the radio repeater.

            (c) Emergency Supplies. In the event of emergency needs, the parties, upon receipt of notice, shall use reasonable commercial efforts to provide each other with the following on an emergency, as needed, as available basis, at a price equal to the cost to the supplying party plus 10%, or the applicable tariff, if any:

                  (1) Steam, in volumes and at pressures appropriate for the receiving facility;

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                        (2) Fuel gas, to start up boilers, etc. (fuel gas shall
                  be provided prior to any deliveries of products to Citizens' interruptible customers);

                        (3) Demineralized water; and

                        (4) Hydrogen with the specifications set forth on
                  Exhibit A.

            (d) Perimeter Lighting. With respect to the perimeter lighting system that is currently owned by BHP Refining and located at the Refinery and the SNG Plant (the "Perimeter Lighting"), during the period this Agreement is in effect, BHP Refining shall continue to own, operate and maintain the Perimeter Lighting in accordance with its operating practice, which may change from time to time at the sole discretion of BHP Refining.

            (e) Fire Water System. During the period this Agreement is in effect, with respect to the fire water system that is currently owned by BHP Refining and located at the Refinery and the SNG Plant (the "Fire Water System"), the parties hereby agree that each shall be solely responsible for performing necessary maintenance and repairs to and conducting testing and inspection of the portions of the Fire Water System located within their respective properties as necessary to keep or bring the Fire Water System in compliance with applicable fire and life safety regulations, and any mutually agreed upon safety or maintenance standards that have been established and put into effect by the parties. The parties shall promptly notify each other of any problems discovered within their respective portions of the Fire Water System which might affect the use and operation of the entire Fire Water System. Each party shall have the right to access the other party's facility for the purpose of inspecting, testing or verifying proper maintenance and repair of the Fire Water System upon one (1) day notice, or in the case of emergency without notice. Citizens shall cooperate with any system-wide testing or inspection conducted by BHP Refining. Citizens expressly acknowledges that BHP Refining shall have no liability to Citizens for any damages resulting from any failure of the Fire Water System unless caused by the gross negligence of BHP Refining.

      9. Payments. BHP Refining or Citizens, as the case may be, shall provide invoices as of the 15th and the last day of each month. The other party shall pay such invoices within five (5) business days of receipt by wire transfer to:
BHP Refining's Account No. 40643342 at Citibank, New York, ABA No. 021000089 or to such other account as BHP Refining shall direct on at least five (5) business days prior written notice to Citizens; or to Citizens' Account No. 322-001846 at The Chase Manhattan Bank, New York, New York, ABA No. 021000021, ACH Wire ABA No. 021000128 or to such other account as Citizens shall direct on at least five
(5) business days prior written notice to BHP Refining, as applicable.

      10. Resale. Resale of Feedstock and other materials purchased pursuant to this Agreement is prohibited.

      11. Force Majeure. (a) As used in this Agreement, an event or act of "force majeure" is defined as including: act of God, fire, riot, accident, war, act of any government, partial or total interruption or loss, or shortage of transportation facilities or supplies, shortage of feedstock or other substances due to shortage in the supply of available crude oil, natural gas or other substances, curtailment of business (including unscheduled shutdowns of any manufacturing facility or any part thereof for any reason whatsoever), or by other causes beyond the reasonable control of the parties, whether similar or not to the events, acts or causes specified.

            (b) Citizens' obligations under this Agreement shall be suspended for any period in which an event or act of force majeure exists as to Citizens. However, nothing herein excuses Citizens from making payments on money obligations already incurred under this

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Agreement. BHP Refining's obligations under this Agreement shall be suspended for any period in which an event or act of force majeure exists as to BHP Refining.

            (c) The party claiming force majeure agrees to give the other party notice of an act or event of force majeure as soon as practicable after the occurrence and a confirmation in writing as soon as practicable thereafter. The party claiming benefit of this provision shall attempt in good faith to resume performance as soon as reasonably possible: PROVIDED THAT, no party shall be obligated to settle a dispute or otherwise take any action which is not commercially reasonable to terminate an event of force majeure. There shall be no charge for supplies not in fact delivered or services not performed during an act or event of force majeure.

            (d) The party claiming excuse of performance by force majeure shall give the other party prompt notice after the act or event of force majeure has terminated. Upon termination of the event or act of force majeure, performance hereunder shall be resumed.

      12. Inability to Supply or Take Feedstock.

            (a) If BHP Refining is unable to supply Feedstock, Citizens may procure such feedstock from another supplier. If the reason for non-supply is other than because of an event of force majeure, and the price of the replacement feedstock exceeds the price of the Feedstock hereunder, BHP Refining shall pay Citizens an amount equal to the difference, if any, between the price paid by Citizens to the other supplier and the price that Citizens would have paid hereunder.

            (b) If Citizens is unable to accept delivery of a "Minimum" amount of Feedstock (as defined below) during a calendar month other than because of an event of force majeure, Citizens shall nevertheless pay BHP Refining an amount equal to the value of the Minimum, provided however, that in lieu of such payment by Citizens, BHP Refining may sell such Feedstock to other parties. In such event, if the sale price is less than the price of the Feedstock hereunder, Citizens shall pay BHP Refining an amount equal to the difference, if any, between the price paid to BHP Refining by such other parties and the price BHP Refining would have received from Citizens hereunder. In the event that BHP Refining has not identified a third party purchaser for the Feedstock, Citizens shall have the right to do so on or before five (5) days prior to the date the Feedstock would otherwise have been delivered to the SNG Plant; PROVIDED THAT, Citizens shall not designate any existing customer of BHP Refining or prospective customers of BHP Refining that are being actively pursued to purchase products that are equivalent or similar in use to the Feedstock. To the extent that no other purchaser offering equivalent or better terms is available and the purchaser identified by Citizens is a bona fide purchaser willing to pay upon delivery and to accept delivery at the Refinery by the date the Feedstock would otherwise have been delivered to the SNG Plant, BHP Refining shall sell the Feedstock to such purchaser. In any case, if the sale price to any such purchaser is less than the price of Feedstock hereunder, Citizens shall pay BHP Refining an amount equal to the difference, if any, between the price paid to BHP Refining by such party and the price BHP Refining would have received from Citizens hereunder. For the purposes of this section, the "Minimum" shall mean the quantity of Feedstock equal to seventy-five (75%) of the average monthly quantity of Feedstock purchased by Citizens in the last 12 months in which a force majeure condition was not in effect for either party at any time during such months.

            (c) Amounts payable under this Section 12 shall be paid within five
(5) business days after receipt of invoice. Each party will use best efforts to minimize the liability of the other party through cooperation, exchange, or other means; PROVIDED HOWEVER, that BHP Refining will not be expected to take action in a manner that has the potential to adversely affect

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its general business interests, including existing customer relationships, ongoing sales and marketing activities, and general financial performance.

      13. Risk of Loss/Title. Risk of loss and title to Feedstock and other substances provided hereunder will pass at the property line between the Refinery and the SNG Plant. Citizens and BHP Refining agree that each party's ownership and responsibility for maintenance and repair of the pipelines associated with the Feedstock and other substances addressed by this Agreement shall divide at the property line, with each party holding ownership and responsibility for maintenance and repair of the pipelines on its property.

      14. Disputes. If a party, within fifteen (15) days after receipt or delivery of an invoice, disputes any charge set forth therein, such party shall notify the other party in writing. The parties shall use reasonable commercial efforts to promptly resolve any such dispute. If either party determines that the dispute cannot be resolved in a mutually agreeable manner, the dispute shall be submitted within five (5) days of notification to the other party to an independent public accountant mutually acceptable to the parties (the "Accountant"), or, if more appropriate, to another expert mutually agreeable to both parties (the "Expert"). The Accountant or Expert shall make such investigation of the charges as it deems necessary and shall finally determine the amount of the charges. The cost of the Accountant or Expert shall be borne by the invoiced party if the charges are determined to be correct and shall be borne by the invoicing party if the charges are determined to be incorrect. Notwithstanding the foregoing, Citizens shall pay any disputed charges in accordance with the payment schedule set forth in Section 9 above, with appropriate adjustments, if necessary, to be made by the parties following a final determination of the dispute under this Section 14.

      15. Foreign Trade Zone. BHP Refining and Citizens shall each use commercially reasonable efforts to maintain Foreign-Trade Subzone status for its respective Foreign-Trade Subzone and prevent revocation or cessation of such status or the benefits thereof, including payment of administrative fees to the State of Hawaii and compliance with all applicable statutes, laws, regulations and governmental orders (including those of the U.S. Customs Service, the State of Hawaii, the Foreign-Trade Zones Board and the City and County of Honolulu with respect to duties, quotas, recordkeeping and administration of its respective Foreign-Trade Subzone). Notwithstanding the foregoing, neither BHP Refining nor Citizens shall be obligated to maintain Foreign-Trade Subzone status if material changes, whether with respect to applicable law, statutes, regulations, or relating to the operation of each party's business, make it commercially unreasonable for such party to maintain such status.

      16. Compliance with Law. The parties shall conduct all operations hereunder in compliance with all applicable laws, ordinances, and regulations of governmental authorities. In the performance of this Agreement each party is independently engaged as a separate business from the other party, and nothing herein contained shall be construed as reserving to either party any right to control the other party with respect to its physical conduct in the performance of this Agreement. It is further understood and agreed that neither BHP Refining nor Citizens reserves any right to exercise control over any of the other party's employees and that all employees of Citizens shall be entirely under the control and direction of Citizens and the employees of BHP Refining shall be entirely under the control and direction of BHP Refining, each of which shall be responsible for their own employees' actions and omissions.

      17. Taxes. Any tax, tariff, duty, toll, fee, impost, charge or other exaction, or the amount equivalent thereto, and any increase thereof, now or hereafter imposed, levied or assessed by any governmental authority upon, measured by, incident to or as a result of the matters covered by this Agreement, or the transportation, importation, production, manufacture, delivery, use or ownership of the Feedstock, and other materials to be provided hereunder, or

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the source materials thereof, whether payable by Citizens or BHP Refining shall be borne by Citizens.

      18. Insurance. BHP Refining and Citizens undertake and agree, at their own expense, during the term hereof, to maintain in full force and effect, with reputable and responsible insurance companies or associations, insurance in amounts sufficient for their own business and assets and in such amounts and covering such risks as are usually carried by companies engaged in similar businesses with similar properties and operations, including without limitation, workman's compensation insurance with statutory limits of coverage, covering all persons employed by and working for each party in connection with the performance of this Agreement, comprehensive or commercial general liability, fire, and theft. Upon request each party shall furnish the other with satisfactory evidence of the maintenance of such insurance.

      19. Indemnification. Except as otherwise provided herein, the parties shall indemnify, defend and hold each other harmless from and against any and all expense (including reasonable attorneys' fees and costs), liability and claims of whatsoever kind and nature for damage to property, or for injury to or death of any person directly or indirectly arising or alleged to arise out of any negligent act or omission of such party or its agents or employees in the performance of this Agreement, except to the extent that the negligence or the willful misconduct of the other parry, its agents or employees is determined to be the cause of any such damages and injuries. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFITS OR OPPORTUNITIES, OR ANY EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) WARRANTY. OR ANY OTHER BASIS FOR CAUSE OF ACTION.

      20. Confidentiality. The parties agree to keep confidential any and all information and data received or generated pursuant to this Agreement except for information and data which is generally available to the public from sources other than government and regulatory agencies. Notwithstanding the foregoing, the parties may make such disclosures which are required by law or other governmental authority.

      21. Termination. (a) BHP Refining may suspend deliveries or, at its option, terminate this Agreement if: (i) Citizens fails to make any payment on or before fifteen (15) days after the due date; or (ii) Citizens becomes insolvent, becomes subject to any bankruptcy or reorganization proceedings, whether voluntary or involuntary, or is placed in a receivership. Notwithstanding the foregoing, neither a suspension nor a termination by BHP Refining shall affect the obligations of Citizens to make payments due hereunder.

            (b) Citizens may terminate this Agreement if: (i) BHP Refining fails to make any payment on or before fifteen (15) days after the due date; or (ii) BHP Refining becomes insolvent, becomes subject to any bankruptcy or reorganization proceedings, whether voluntary or involuntary, or is placed in a receivership. Notwithstanding the foregoing, a termination by Citizens shall not affect the obligations of BHP Refining to make payments due hereunder.

            (c) For either party to exercise its termination rights pursuant to this agreement, the party desiring the termination must provide notice of its intent to terminate the agreement. The party so notified has ten (10) days to cure the reason given for the termination. If the reason is not cured then the agreement shall terminate.

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      22. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), or sent by facsimile transmission, (confirmation received) to the parties at the following addresses and facsimile transmission numbers (or at such other address or number for a party as shall be specified by like notice), except that notices after the giving of which there is a designated period within which to perform an act and notices of changes of address or number shall be effective only upon receipt:

               If to BHP Refining:

                                      BHP Petroleum Americas Refining Inc.
                                      P. O. Box 3379
                                      Honolulu, Hawaii 96842
                                      Attention:   Vice President Marketing
                                      Telecopier: (808) 547-3796

               If to Citizens:

                                      Citizens Utilities Company
                                      P. O. Box 433
                                      Harvey, LA 70058
                                      Attention:   Vice President Energy Supply
                                      Telecopier: (504) 374-7685

      23. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii, without regard to any conflict of law principle thereof.

      24. Arbitration. Except as set forth in Section 14 or elsewhere herein, any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance or breach or as to indemnification or damages, including claims in tort, whether arising before or after the termination of this Agreement (any such dispute, controversy or claim being herein referred to as a "Dispute"), shall be settled without litigation and only by use of the following alternative dispute resolution procedure:

            (a) At the written request of a party, each party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any Dispute. The discussions shall be left to the discretion of the representatives. Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the parties' representatives for purposes of these negotiations shall be treated as confidential information developed for the purposes of settlement, exempt from discovery and production, and without the concurrence of both parties shall not be admissible in the arbitration described below or in any lawsuit. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in the arbitration.

            (b) If negotiations between the representatives of the parties do not resolve the Dispute within sixty (60) days of the initial written request, the Dispute shall be submitted to binding arbitration by a single arbitrator pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the "Rules"). Either

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party may demand such arbitration in accordance with the procedures set out in the Rules. The arbitration shall take place in Honolulu, Hawaii. The arbitration hearing shall be commenced within sixty (60) days of such party's demand for arbitration. The arbitrator shall control the scheduling (so as to process the matter expeditiously) and any discovery. The parties may submit written briefs. At the arbitration hearing, each party may make written and oral presentations to the arbitrator, present testimony and written evidence and examine witnesses. The arbitrator shall have the authority to award equitable remedies (but only after the party seeking the same shall establish that it would be entitled to such remedies under applicable law), including injunctive relief and specific performance. No party shall be eligible to receive, and the arbitrator shall not have the authority to award, exemplary or punitive damages. The arbitrator shall rule on the Dispute by issuing a written opinion within thirty (30) days after the close of hearings. The arbitrator's decision shall be binding and final. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

            (c) Each party will bear its own costs and expenses in submitting and presenting its position with respect to any Dispute to the arbitrator; PROVIDED, HOWEVER, that if the arbitrator determines that the position taken in the Dispute by the non-prevailing party taken as a whole is unreasonable, the arbitrator may order the non-prevailing party to bear such fees and expenses, and reimburse the prevailing party for all or such portion of its reasonable costs and expenses in submitting and presenting its position, as the arbitrator shall reasonably determine to be fair under the circumstances. Each party to the arbitration shall pay one-half of the fees and expenses of the arbitrator and the American Arbitration Association.

            (d) If (i) BHP Refining is unable to supply Feedstock of a quality enabling Citizens to manufacture synthetic natural gas and, as a result, BHP Refining is in material breach of this Agreement, (ii) Citizens is unable to procure such feedstock in a timely manner from another supplier, (iii) as a result of such clauses (i) and (ii) Citizens is unable to or likely to become unable to fulfil any material obligation, imposed upon it, either by Hawaii law or Hawaii's Public Utilities Commission, as a regulated public utility to provide synthetic natural gas to the residents of the Island of Oahu, and (iv) Citizens otherwise is not then in breach of this Agreement, then Citizens may institute expedited arbitration under the Rules as then in effect.

      25. Mutual Drafting. This Agreement is me joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties and shall not be construed for or against any party hereto.

      26. Interpretation. References herein to Sections or Exhibits shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "include," "including" and "includes" when used herein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms used herein and not defined herein shall have the meanings assigned to them in the Acquisition Agreement.

      27. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

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

      28. Assignment. Neither party shall assign, or transfer, or delegate the performance of its rights or obligations hereunder without the prior written consent of the other party; PROVIDED HOWEVER, that BHP Refining may make such an assignment, transfer or delegation to any direct or indirect subsidiary of Broken Hill Proprietary Company Limited (or any successor thereto), and that Citizens may make such an assignment, transfer or delegation to any direct or indirect subsidiary of Citizens Utilities Company (or any successor thereto). This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors and permitted assigns.

      29. No Waivers. The failure of either party at any tune to enforce or require performance or the strict compliance with any provision hereof shall in no way operate as a waiver or affect the right of such party to enforce the same. No waiver by either party of any condition or the breach of any provision of this Agreement shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of any breach of any other provision of this Agreement.

      30. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties hereto as to the operations to be performed hereunder and terminates and supersedes all prior contracts and agreements for the purchase and sale of Feedstock, PROVIDED THAT, any accrued obligations of either party under any such prior agreement shall be performed by such party at the time of the closing of the Acquisition Agreement, or pursuant to any post-closing account settlement procedure provided therein, if any. This Agreement may not be amended or modified except by a writing signed by each of the parties and which references this Agreement.

      31. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BHP PETROLEUM AMERICAS                CITIZENS UTILITIES COMPANY
REFINING INC.

By /s/ Henry G. Neal                  By /s/ J. Michael Love
   -----------------------------         --------------------------------------
    Henry G. Neal                        J. Michael Love
    President                            Vice President Citizens Public Services

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